CERTIFICATE OF INCORPORATION

                                      OF

                                WAXMAN USA INC.

         The undersigned, for the purposes of forming a corporation pursuant to the Delaware General Corporation Law, DOES HEREBY CERTIFY as follows:

         FIRST:  The name of the Corporation is:  Waxman USA Inc.

         SECOND: The registered office of the Corporation is to be located at the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 10,000 shares, divided into two classes. The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class are: 9,000 shares of Common Stock, par value $.01 per share and 1,000 shares of Preferred Stock, par value $.10 per share.

                  The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock are as follows:

                  The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

               (a) The designation of the series, the number of shares to constitute the series and to increase or decrease such number;

               (b) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;







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               (c) Whether the shares of the series shall be subject to
          redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

               (d) The terms and amount of any sinking fund providing for the purchase or redemption of the shares of the series;

               (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

               (f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

               (g) The restrictions, if any, on the issue or reissue of any additional preferred stock; and

               (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

               Upon the retirement of any shares of any series of Preferred Stock, such shares shall resume the status of authorized and unissued shares of Preferred Stock generally without limitation as to the powers, designations, preferences and limitations initially granted to the retired shares.

               Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred
Stock: the holders of Common Stock shall be entitled (i) to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. The relative rights, preferences and limitations of each share of Common Stock shall be the same in all respects.







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     FIFTH: The name and mailing address of the Incorporator is:

                                   Scott M. Zimmerman
                                   c/o Shereff, Friedman, Hoffman & Goodman
                                   919 Third Avenue
                                   New York, New York 10022


     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

               (a) to adopt, amend or repeal the By-Laws of the Corporation in such manner and subject to such limitations, if any, as shall be set forth in the By-Laws;

               (b) to allot and authorize the issuance of the authorized but unissued shares of the Corporation, including the declaration of dividends payable in shares of any class to stockholders of any class; and

               (c) to exercise all of the powers of the Corporation, insofar as the same may lawfully be vested by this certificate in the board of directors.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the Delaware General Corporation Law or any successor statute, or any other laws of the state of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorized the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.







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IN WITNESS WHEREOF, I have hereunto set my hand this 2 day of February, 1994.



                                                   /s/ Scott M. Zimmerman
                                                   ---------------------------
                                                       Scott M. Zimmerman
                                                       Sole Incorporator